UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   Form 12b-25
                           NOTIFICATION OF LATE FILING
(check one): [ ]Form 10-K [X]Form 20-F [ ]Form 11-K [ ]From 10-Q [ ]Form N-SAR

                        For Period Ended:December 31, 2003
                                         ----------------
                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR
         For the Transition Period Ended: ______________________________

  Read instruction (on back page) Before Preparing Form. Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
_______________________________________________________________________________
Part  I  -  REGISTRANT  INFORMATION

Penn Biotech Inc.
_______________________________________________________________________________
Full  Name  of  Registrant

Not Applicable
_______________________________________________________________________________
Former  Name  if  Applicable

16th Floor, 543 Granville Street,
____________________________________________________________
Address  of  Principal  Executive  Offices  (Street  and  Number)

Vancouver, British Columbia, Canada V6C 1X8
_______________________________________________________________________________
City,  state  and  zip  code

PART  II  -  RULES  12b-25(b) AND (c)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check box if appropriate)

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
          (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be
[ ] filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART  III  -  NARRATIVE
State below in reasonable detail the reasons why the Form 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

There has been an abnormal delay in obtaining information to complete the Company's records for its year ended December 31, 2003. All parties are committed to completing the Company's filing in an expedient fashion.

                                        (Attach  Extra  Sheets  if  Needed)

SEC  1344  (8-89)

PART  IV  -  OTHER  INFORMATION
(1) Name and telephone number of person to contact in regard to this notification.

Ellie Jo                              604                    683-0082
________________________________  ______________________  ______________________
(Name)                                (Area  Code)         (Telephone  Number)

(2) Have all other periodic reports required under Section 13 or 15 (d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter) period that the registrant was required to file such reports) been filed? If answer is no, identify report(s). [X] Yes [ ] No


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earning statements to be included in the subject report or portion thereof?
[ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                               Penn Biotech Inc.
                               ------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date  June  28,  2004         By  Jai Woo Lee, President and Director
      ---------------         ------------------------------------------------